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                               EXHIBIT 10.18

                         BENEFIT EQUALIZATION PLAN

                                    OF

                          U.S. TRUST CORPORATION

                     As Amended, Restated and Renamed
                      effective as of January 1, 1994


1.  Purpose.

               The purpose of this Plan is to provide members of the Employees' Retirement Plan of United States Trust Company of New York and Affiliated Companies, and their surviving spouses, with benefits that would have been payable to them under such plan but for the limitations placed on benefits payable under such plan by
Section 415 of the Code.

               The Plan, as hereinafter set forth, represents a continuation of the Benefit Equalization Plan of United States Trust Company of New York and Affiliated Companies, as amended, restated and renamed effective as of January 1, 1994 to reflect
(a) the adoption of the Plan by U.S. Trust Corporation as its own Plan and the Corporation's assumption of, and becoming solely responsible for, all liabilities and obligations of United States Trust Company of New York under the Plan, and (b) changes in certain other provisions of the Plan.


2.  Definitions.

               When used herein, the following terms shall have the following meanings:

               "Affiliated Companies" means United States Trust
Company of New York and each other direct or indirect subsidiary of the Corporation

               "Benefit Limitation" means the Maximum Pension
Limitations set forth in Paragraph G of Article VII of the Retirement Plan.

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               "Board of Directors" means the Board of Directors of
the U.S. Trust Corporation.

               "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               "Committee" means the Compensation and Benefits
Committee of the Board of Directors.

               "Corporation" means U.S. Trust Corporation.

               "Earliest Payment Date" means (i) the date as of which payment of an Eligible Employee's Pension under the Retirement
Plan commences, or (ii) if earlier, the earliest date as of which the Eligible Employee could elect, under the Retirement Plan, to have payment of his or her Pension commence.

               "Eligible Employee" means any Employee who becomes entitled to receive a Pension pursuant to Article V or Article VI of the Retirement Plan, the amount of which is less than the amount of the Pension he or she would be entitled to receive if the Employee's Pension were calculated without regard to the Benefit Limitation.

               "Eligible Spouse" means the surviving spouse of a deceased Employee who, upon such Employee's death, becomes entitled to receive a Spouse's Preretirement Survivorship Pension pursuant to Paragraph F of Article VIII of the Retirement Plan, the amount of which is less than the amount of the Spouse's Preretirement Survivorship Pension he or she would be entitled to receive if the Pension that the deceased Employee would have been entitled to receive had he or she not died were calculated with-out regard to the Benefit Limitation. Notwithstanding the fore-going, the surviving spouse of a deceased Employee shall not be treated as an Eligible Spouse for purposes of this Plan if the deceased Employee had received an Excess Pension Benefit hereunder prior to his or her death.

               "Employee" means any person employed, or formerly employed, by the Corporation or any of its Affiliated Companies that participates in the Retirement Plan.

               "Plan" means the Benefit Equalization Plan of U.S.
Trust Corporation as set forth herein and as amended and restated from time to time.



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               "Retirement Plan" means the Employees' Retirement Plan
of United States Trust Company of New York and Affiliated
Companies, as amended and restated from time to time.

               "Termination of Employment" means the termination of an Employee's employment with the Corporation and all of its Affiliated Companies.


               Each other capitalized term used herein, not otherwise defined, shall have the meaning given to such term under the Retirement Plan.


3.  Excess Pension Benefit.

               Upon an Eligible Employee's Termination of Employment for any reason other than death, the Eligible Employee shall be entitled to receive an Excess Pension Benefit under this Plan.

               The Excess Pension Benefit shall be a lump-sum payment in the amount that is of Equivalent Actuarial Value (determined as of the first day of the month following the date of the Eligible Employee's Termination of Employment) to the excess of
(i) the Pension that would be payable to the Eligible Employee under the Retirement Plan in the form of a single life annuity if payment thereof were to commence on the Eligible Employee's
Earliest Payment Date, calculated without regard to the Benefit Limitation, and (ii) the Pension that would be payable to the Eligible Employee under the Retirement Plan in the form of a single life annuity if payment thereof were to commence on the Eligible Employee's Earliest Payment Date, calculated by taking into account the Benefit Limitation.

               The Excess Pension Benefit shall be paid to the Eligible Employee as soon as practicable after the date of his or her Termination of Employment, but in any event, by no later than six months after such date.


4.  Excess Survivorship Pension Benefit.

               Upon the death of an Employee, the Employee's Eligible Spouse shall be entitled to receive an Excess Survivorship
Pension Benefit under this Plan.



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               The Excess Survivorship Pension Benefit shall be a
lump-sum payment in the amount that is of Equivalent Actuarial Value (determined as of the first day of the month following the date of the Employee's death) to the excess of (i) the Spouse's Preretirement Survivorship Pension that would be payable to the Eligible Spouse under the Retirement Plan, if calculated without regard to the Benefit Limitation, and (ii) the Spouse's Pre-retirement Survivorship Pension actually payable to the Eligible Spouse under the Retirement Plan.

               The Excess Survivorship Pension Benefit shall be paid to the Eligible Spouse as soon as practicable after the date of the Employee's death, but, in any event, by no later than six months after such date.


5.  Source of Payment.

               All payments to be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established or other segregation of assets made to assure such payments. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation, the Committee and any Employee or other person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such person shall have the status of a general unsecured creditor of the Corporation with respect to his or her right to receive any payment under the Plan.

               Notwithstanding the foregoing, the Corporation may establish a bookkeeping reserve to reflect its obligations here-under, or may establish a "grantor" trust, within the meaning of Sections 671 through 679 of the Code, to assist it in making the payments provided for hereunder; provided, however, that any bookkeeping reserve, and the assets of any trust, so established shall not be deemed to constitute assets of this Plan, and the assets of any trust so established shall at all times prior to payment to Eligible Employees and Eligible Spouses remain a part of the general assets of the Corporation and subject to the claims of the Corporation's general creditors.






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6.  Administration of the Plan.

               The Plan shall be administered by the Committee, which shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advis-able for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. The Committee's interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

               No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director or trustee of the Corporation or any of its Affiliated Companies to whom any duty or power relating to the admini-stration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.


7.  Amendment and Termination.

               The Plan may be amended, suspended or terminated, with prospective or retroactive effect, in whole or in part, by the Board of Directors without the consent of any Employee or any other person. The Committee may adopt any amendment that may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment does not have a material effect on the currently estimated cost to the Corporation of maintaining the Plan. No such amendment, suspension or term-ination shall retroactively impair or otherwise adversely affect the rights of any Employee or other person to benefits under the Plan that have arisen prior to the date of such action as determined by the Committee in its sole discretion.






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8.  General Provisions.

               The following additional provisions shall be applicable with respect to the Plan.

               (a) The Plan shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and Eligible Employees, Eligible Spouses, and their estates. The
Plan shall also be binding upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation, but nothing in the Plan shall pre-clude the Corporation from merging or consolidating into or with, or transferring all or substantially all of its assets to, an-other corporation that assumes the Plan and all obligations of the Corporation hereunder. The Corporation agrees that it will make appropriate provision for the preservation of Employees' rights under the Plan in any agreement or plan that it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorg-anization, or transfer of assets and assumption, the term "Corporation" shall refer to such other corporation and the Plan shall continue in full force and effect.

               (b) Neither the Plan nor any action taken hereunder shall be construed as giving to any Employee the right to be retained in the employ of the Corporation or any of its Affiliated Companies or as affecting the right of the Corporation or any of its Affiliated Companies to dismiss any Employee.

               (c) The Corporation shall withhold from all benefits otherwise payable under the Plan all Federal, state, local or other taxes required pursuant to law to be withheld with respect to such payments.

               (d) Any person's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such person.

               (e) If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness, accident or legal incapacity, then, if the Committee so directs, any payment due to such person may be paid to such person's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a


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proper recipient on behalf of such person, unless a prior claim for payment of such amount has been made by a duly appointed legal representative of such person. Any such payment shall be a complete discharge of the liability of the Corporation therefor.

               (f) The Plan shall constitute a mere promise by the Corporation to make payments in the future of the benefits provided for herein. The Plan is intended to constitute an unfunded "excess benefit plan", as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 ("ERISA").

               (g) The Plan shall be governed by the laws of the State of New York from time to time in effect.

































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